Exhibit 99.1

August 17, 2012

RE: World Monitor Trust III Series J Class I and Class II (“WMT-III”)

Dear Unitholder,

As we have previously communicated to you, the Kenmar Group and the Olympia Group of Companies signed an agreement in April to merge, subject to final legal and regulatory approval.

We are writing to inform you that the merger is now complete and, as such, changes in the corporate structure of the organization have occurred. On July 1, Kenmar Preferred Investments Corp., which is the managing owner of WMT-III, converted from a Delaware corporation to a Delaware limited partnership. Accordingly, the name changed to Kenmar Preferred Investments, L.P (“Kenmar Preferred”).

Additionally, Kenmar Preferred is owned 99% by the Kenmar Olympia Group and 1% by the Kenmar Group, Inc. Kenmar Group, Inc. owns 50% of the Kenmar Olympia Group with the remaining 50% held by individual investors, none of whom own more than 25% individually. Messrs. Goodman and Shewer, in their individual capacities, own 100% of the Kenmar Group, Inc.

Messrs. Goodman and Shewer remain as the co-Chief Investment Officers of Kenmar Preferred and, as such, continue to be ultimately responsible for selecting traders and trading strategies for WMT-III and for allocating its assets.

Frequently Asked Questions

Q1: Why are you making these changes?

The Kenmar Group and the Olympia Group of Companies have merged. Under the new structure, Kenmar’s founders Marc Goodman and Ken Shewer serve as co-Executive Chairmen and Global co-Chief Investment Officers.

The combined firm, known as the Kenmar Olympia Group, has approximately $3.3 billion of assets under management across a broad range of investment management products and services including a proprietary managed account platform, CLariTy Managed Account & Analytics Platform; multi-strategy, macro-focused and thematic funds of funds; customized solutions offering a high level of transparency and liquidity; a private bank offering family office services to large private investors; and, life insurance contracts using funds of mutual funds. The new Group has a global presence with offices in Paris, New York, London, Geneva, Zurich and Singapore.

The combined firm will benefit from the strong reputations of Kenmar and Olympia and their robust research and risk management processes that include proprietary quantitative analysis tools. The two firms have a complementary suite of products with minimal overlap. Kenmar is a pioneer in the managed futures space with a focus on liquid global macro, FX, commodities and managed futures strategies. Olympia specializes in multi-strategy alternative investment portfolios as well as mutual funds of funds.

900 King Street, Suite 100 — Rye Brook, New York 10573 — Tel 914.307.4000 — Fax 914.307.4050 — www.kenmar.com

NEW YORK          SINGAPORE

Q2: Is any action required on my part?

No. No action is required of the Financial Advisor or client. All changes will occur seamlessly.

Q3: Will these changes have any impact on my tax reporting?

No. There will be no impact on your tax reporting due to these changes.

We appreciate your continued support of WMT-III and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred’s Investor Services Group at (914) 307-4000.

Best regards,

Marc Goodman & Ken Shewer

Co-founders, Co-Executive Chairmen, Global co-Chief Investment Officers

Kenmar Preferred Investments, L.P.

900 King Street, Suite 100 — Rye Brook, New York 10573 — Tel 914.307.4000 — Fax 914.307.4050 — www.kenmar.com

NEW YORK          SINGAPORE